EXHIBIT 10.2

Execution Copy

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT, among Carrizo (Marcellus) LLC, a Delaware limited liability company (“Carrizo”), Carrizo Oil & Gas, Inc., a Texas corporation (“COGI” and, together with Carrizo, the “Carrizo Parties”), Avista Capital Partners II, L.P., a Delaware limited partnership (“Avista”), and ACP II Marcellus LLC, a Delaware limited liability company (“Investor LLC” and, together with Avista, the “Avista Parties”), is entered into this 3rd day of November, 2008 (the “Execution Date”), effective as of the 1st day of August, 2008 (except as otherwise expressly provided herein) (the “Effective Date”).  In this Agreement, Carrizo, COGI, Avista and Investor LLC are collectively referred to as the “Parties” and each as a “Party.”

RECITALS:

A.           The Carrizo Parties and Investor LLC have agreed to dedicate their respective interests in certain Oil and Gas Interests for the mutual benefit of Carrizo and Investor LLC.

B.           COGI and Investor LLC are parties to that certain Agreement, dated as of August 1, 2008 (the “Land Bank Agreement”), whereby, among other things, COGI agreed to act as Investor LLC’s agent with respect to the acquisition of oil, gas and mineral interests/leases in the geologic play area commonly known as the Marcellus Shale in Maryland, New York, Pennsylvania, Virginia and West Virginia (the “Designated Area”), and Investor LLC agreed to purchase such leases for a total consideration not to exceed, in any event, Thirty Million Dollars ($30,000,000) in the aggregate.

C.           Concurrently with the execution hereof, Carrizo and Investor LLC are entering into that certain Operating Agreement, effective as of the Effective Date (the “Operating Agreement”), which governs, to the extent not otherwise provided in this Agreement, the joint operation of the Properties and memorializes the agreement between Carrizo and Investor LLC to share certain revenues and expenses related to the exploration, development and operation of such dedicated Oil and Gas Interests.

D.           Concurrently with the execution hereof, Carrizo Marcellus Holding Inc., a Delaware corporation and wholly owned Subsidiary of COGI (“Carrizo Holding”), ACP II AMS LP, a Delaware limited partnership and wholly owned Subsidiary of Avista (“ACP II”), and ACP II AMS (Offshore) LP, a Delaware limited partnership and wholly owned Subsidiary of Avista (“ACP II Offshore”), are entering into that certain Amended and Restated Limited Liability Company Agreement of ACP II Marcellus LLC (the “Investor LLC Agreement”), effective as of the Effective Date, whereby, among other things, Carrizo Holding is being issued an interest in Investor LLC having the rights and preferences described in the Investor LLC Agreement as the “Profit Interest.”

E.           The Parties intend that Investor LLC shall bear all the initial expenses under the Operating Agreement and also receive a preferred return on capital contributed by it to pay such expenses, and Carrizo shall contribute a portion of the profits it would otherwise be entitled to receive under this Agreement in exchange for the issuance of the Profit Interests.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

“ACP II” means ACP II AMS LP, a Delaware limited partnership.

“ACP II Offshore” means ACP II AMS (Offshore) LP, a Delaware limited partnership.

“Affiliate” means any Person that, directly or indirectly, or through one or more intermediaries controls, is controlled by, or is under common control with another Person.  For the purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities or by contract, agency, or otherwise.  Notwithstanding the foregoing, COGI and its Subsidiaries and other Affiliates shall not be deemed to be Affiliates of Avista or any of its Subsidiaries or its other Affiliates, and vice versa.

“Agreement” means this Participation Agreement.

“AMI” has the meaning set forth in the Operating Agreement.

“Avista” means Avista Capital Partners II, L.P., a Delaware limited partnership.

“Avista Allocation Threshold” means the first time that (a) the aggregate amounts of Net Cash Flow From Production allocated to Investor LLC pursuant to Section 3.1(a) and proceeds allocated to Investor LLC pursuant to Section 3.2(a) equal (b) the Avista Investments made through the end of the calendar month immediately preceding the date of determination.

“Avista Controlled Entity”  means (a) any general partner or managing member of ACP II or ACP II Offshore or any Affiliate of such general partner or managing member (excluding portfolio companies), provided that such Person is controlled by the same Persons (the “Avista Controlling Parties”) that, as of the date hereof, control Avista GP, or (b) any Person organized, formed or incorporated and managed or controlled by the Avista Controlling Persons (excluding portfolio companies) as a vehicle for purposes of making investments.

“Avista GP” means Avista Capital Partners II GP, LLC, a Delaware limited liability company.

“Avista Investments” means the sum of the Investor Asset Basis and the expenditures under the Operating Agreement funded by Investor LLC pursuant to Section 2.2(a)(i).

“Avista Offshore” means Avista Capital Partners (Offshore) II LP, a Delaware limited partnership.

“Avista Parties” means Avista and Investor LLC.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are closed for business in Houston, Texas.

“Carrizo” means Carrizo (Marcellus) LLC, a Delaware limited liability company.

“Carrizo Adjusted Investment Amount” means the Carrizo Investments less the Increased Land Value.

“Carrizo Allocation Threshold” means the first time that (a) the aggregate amounts of Net Cash Flow From Production allocated to Carrizo pursuant to Section 3.1(b) and proceeds allocated to Carrizo pursuant to Section 3.2(b) equal (b) the Increased Land Value.

“Carrizo Asset Basis” means the sum of the Initial Carrizo Assets Market Value and the aggregate acquisition cost for the Carrizo Parties’ interest in any Oil and Gas Interests dedicated under Section 2.1(a)(ii), which, for the avoidance of doubt, does not include acquisition costs for Oil and Gas Interests acquired pursuant to the Land Bank Agreement without Carrizo Party funds.

“Carrizo Cap” means One Hundred Fifty Million Dollars ($150,000,000), including the Carrizo Asset Basis, but excluding any payments by Carrizo to Investor LLC under Section 5.2(b) and expenditures by Carrizo in connection with Exclusive Operations conducted by it in which Investor LLC does not participate.

“Carrizo Equalization Share” means 100% minus the Investor Equalization Share.

“Carrizo Holding” means Carrizo Marcellus Holding Inc., a Delaware corporation.

“Carrizo Investments” means the sum of the Carrizo Asset Basis and any expenditures under the Operating Agreement funded by Carrizo pursuant to Sections 2.2(b) or 2.2(c).

“Carrizo Parties” means COGI and Carrizo.

“Cash Call” has the meaning set forth in Exhibit D of the Operating Agreement.

“Catch-Up Period” means the period beginning on the Effective Date and ending on the first date that the Avista Investments equal the Carrizo Asset Basis.

“Change of Control” means, with respect to any Person, a transaction or event (including a Transfer of securities), or series of related transactions or events, that causes such Person to cease to be controlled by the same Person or Persons who controlled such Person prior to the occurrence of such transaction or event; provided, that a transaction or event affecting the control of any wholly owned Subsidiary of COGI or any Avista Controlled Entity that is undertaken for internal restructuring or reorganization purposes will not constitute a Change of

Control of such Person, provided, further that such Person remains a wholly owned Subsidiary of COGI or an Avista Controlled Entity, as the case may be, following such transaction or event.

“COGI” means Carrizo Oil & Gas, Inc., a Texas corporation.

“Designated Area” has the meaning set forth in the recitals to this Agreement.

“Drilling Unit” has the meaning set forth in the Operating Agreement.

“Entitlement” means that quantity of Hydrocarbons (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to take delivery pursuant to the terms of the Operating Agreement, as such rights and obligations may be adjusted by the terms of any lifting, balancing or other disposition agreements entered into pursuant to Article 9 of the Operating Agreement.

“Equity Offeror” has the meaning set forth in Section 4.3(b)(i).

“Equity Purchase Rights” has the meaning set forth in Section 4.2(b).

“Equity ROFR Initiator” has the meaning set forth in Section 4.2(b).

“Equity Tag-Along Initiator” has the meaning set forth in Section 4.3(b)(i).

“Equity Tag-Along Interest” means, with respect to Carrizo or Investor LLC, as applicable, such Party’s interest in the Properties (expressed as a percentage of all of such Party’s interest in the Properties) that is equal to the product of (x) such Party’s Participation Interest in all of the Properties and (y) the Indirect Beneficial Ownership Interest in the other Party that is subject to the Proposed Equity Tag-Along Sale.

“Equity Tag-Along Notice” has the meaning set forth in Section 4.3(b)(ii).

“Equity Tag-Along Rights” has the meaning set forth in Section 4.3(b)(i).

“Exclusive Operations” has the meaning set forth in the Operating Agreement and includes any Subsequent Exclusive Operation described in Section 5.2(b).

“Governmental Authority” or “Governmental Authorities” means any nation or state and any political subdivision thereof and any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Increased Land Value” means $33,503,238.89, which represents the difference between the Initial Carrizo Assets Market Value and the aggregate acquisition cost (as reflected on COGI’s books) of the Initial Carrizo Assets.

“Indirect Beneficial Ownership Interest” means Carrizo’s or Investor LLC’s, as applicable, interest in the Properties (expressed as a percentage of all of such Party’s interest in the Properties) represented by limited liability company interests in such Party, which the Parties acknowledge and agree shall be in the same proportion that a Person’s aggregate ownership of limited liability company interests bears to all of the issued and outstanding limited liability company interests in such Party; provided that the Profit Interest shall be disregarded for purposes of such calculation.

“Initial Carrizo Assets” has the meaning set forth in Section 2.1(a)(i).

“Initial Carrizo Assets Market Value” means the agreed value for Initial Carrizo Assets as set forth on Exhibit 2.1(a) and totaling $98,977,561.73.

“Initial Members” has the meaning set forth in the Investor LLC Agreement.

“Investor Asset Basis” means the aggregate amount funded by Investor LLC pursuant to the Land Bank Agreement for the purchase of the Investor Assets.

“Investor Assets” has the meaning set forth in Section 2.1(b).

“Investor Equalization Share” means the quantity obtained (expressed as a percentage) by dividing (a) the Avista Investments by (b) the sum of the Avista Investments and the Carrizo Adjusted Investment Amount, in each case as of the last day of the month immediately preceding the date of calculation.

“Investor LLC” means ACP II Marcellus LLC, a Delaware limited liability company.

“Investor LLC Agreement” means the limited liability company agreement of Investor LLC, dated the Execution Date, but effective as of the Effective Date.

“Investor LLC Cap” means One Hundred Fifty Million Dollars ($150,000,000), including the Investor Asset Basis, but excluding any payments by Investor LLC to Carrizo under Section 5.2(b) and expenditures by Investor LLC in connection with Exclusive Operations conducted by it in which Carrizo does not participate.

“JOA Trigger Date” has the meaning set forth in Section 5.2(a).

“Joint Account” has the meaning set forth in the Operating Agreement.

“Joint Operations” has the meaning set forth in the Operating Agreement.

“Joint Properties” has the meaning set forth in the Operating Agreement.

“Knowledge” means, with respect to a Party, the actual knowledge of any officer of such Party or other Person with primary responsibility for the particular subject matter.

“Land Bank Agreement” means the Agreement, dated as of August 1, 2008, by and between COGI and Investor LLC.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

“Management Services Agreement” means the Management Services Agreement dated the Execution Date, by and between COGI and Investor LLC.

“Membership Interest” means the interest in Investor LLC designated as such in the Investor LLC Agreement, having the rights and preferences set forth therein.

“Minimum Commitment Date” means the date on which the aggregate contributions of the Carrizo Parties, on the one hand, and the Avista Parties, on the other hand, pursuant to Section 2.1 and 2.2 have satisfied the Carrizo Cap and the Investor LLC Cap.

“Net Cash Flow From Production” means the positive amount, if any, shown on the Cash Call for a given calendar month (e.g., March) that is calculated as (a) the proceeds from the sale of the Parties’ Entitlements to Hydrocarbons from Operations conducted on the Properties actually received by the Operator in respect of joint marketing conducted pursuant to Section 2.4 during the calendar month immediately preceding the date of such Cash Call (e.g., February) plus the positive adjustment, if any, by which estimated operating and capital expenditures for Operations of the Parties reflected on the Cash Call for the second calendar month immediately preceding the date of such Cash Call (e.g., January) exceeded actual or accrued operating and capital expenditures for Operations of the Parties during such second preceding calendar month, less (b) the total amount of estimated operating and capital expenditures for Operations of the Parties during the calendar month immediately following the date of such Cash Call (e.g., April) less the negative adjustment, if any, by which actual or accrued operating and capital expenditures for Operations of the Parties reflected on the Cash Call for the second calendar month immediately preceding the date of such Cash Call (e.g., January) exceeded the estimated operating and capital expenditures for Operations of the Parties reflected on the Cash Call for such second preceding calendar month.  Notwithstanding the foregoing, both the proceeds from the sale of Entitlements and the operating and capital expenditures attributable to Properties that either (i) Carrizo has Transferred to a wholly-owned Subsidiary of COGI or (ii) Investor LLC has Transferred to an Avista Controlled Entity in accordance with Section 4.1(b), shall be included in this definition of “Net Cash Flow From Production.”  However, neither the proceeds from the sale of Entitlements, nor the operating and capital expenditures attributable to Exclusive Operations where either Carrizo or Investor LLC is a Non-Consenting Party pursuant to (i) Article 7.4(B)(1) of the Operating Agreement or Section 5.2(b) or (ii) Article 7.4(B)(2), (3) or (4) of the Operating Agreement until the termination of the Non-Consenting Party’s relinquishment of its rights in the affected Property, shall be included in this definition of “Net Cash Flow From Production.”

“Non-Consenting Party” means either Carrizo or Investor LLC, if such Party elects not to participate in an Exclusive Operation as described in the Operating Agreement.  For the avoidance of doubt, as used herein, the term “Non-Consenting Party” shall not include any other party that may be subject to the Operating Agreement.

“Offered Equity Interest” has the meaning set forth in Section 4.3(b)(ii).

“Offered Property Interest” has the meaning set forth in Section 4.3(a)(ii).

“Oil and Gas Interests” means (a) interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; (b) all interests in rights with respect to Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; (c) all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Operator” has the meaning set forth in the Operating Agreement.

“Operating Agreement” means the Operating Agreement, dated the Execution Date, but effective as of the Effective Date, by and between Carrizo and Investor LLC.

“Operating Committee” has the meaning set forth in the Operating Agreement.

“Operation” means any Joint Operation or Exclusive Operation in which both Investor LLC and Carrizo participate.

“Participation Interest” means as to any Party, the undivided interest of such Party (expressed as a percentage of the total interests of all the Parties) in the rights and obligations derived from the Parties’ respective interests in each of the Properties and each Operation thereon.

“Party” means Carrizo, COGI, Avista, Investor LLC, or any of their respective permitted successors and assigns.

“Permitted Pledge” means the pledge, hypothecation or other voluntary encumbrance of a Party’s direct or indirect interest (including the securities of any of its Affiliates) in the Properties; provided that (a) each pledge, hypothecation or encumbrance of a Party’s direct interest in the Properties complies with the Operating Agreement, and (b) with respect to each pledge, hypothecation or other voluntary encumbrance of the limited liability company interests of Carrizo or Investor LLC, any Transfer of such limited liability company interests in connection with a secured party’s exercise of remedies under such pledge, hypothecation or encumbrance is subject to the other Party’s rights under Sections 4.2(b) and 4.3(b) of this Agreement.

“Permitted Pledge Transfer” means, subject to Section 4.1(c), any Transfer made in connection with a secured party’s exercise of remedies under a Permitted Pledge or any Transfer made after commencement of a bankruptcy or insolvency proceeding respecting the Party bound by the Permitted  Pledge and approved by the court or tribunal having jurisdiction over such proceeding.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.

“Profit Interest” means the interest in Investor LLC designated as such in the Investor LLC Agreement, having the rights and preferences set forth therein.

“Properties” means all Oil and Gas Interests dedicated pursuant to Sections 2.1(a) and 2.1(b); provided that any Oil and Gas Interests in Properties  relinquished by Carrizo or Investor LLC pursuant to Exclusive Operations under Article 7 of the Operating Agreement or as set forth in Section 5.2(b)shall not be deemed “Properties” hereunder from and after such event, except to the extent otherwise expressly provided herein.

“Property Offeror” has the meaning set forth in Section 4.3(a)(ii).

“Property Tag-Along Initiator” has the meaning set forth in Section 4.3(a)(i).

“Property Tag-Along Interest” has the meaning set forth in Section 4.3(a)(iii).

“Property Tag-Along Notice” has the meaning set forth in Section 4.3(a)(ii).

“Property Tag-Along Rights” has the meaning set forth in Section 4.3(a)(i).

“Property Transfer Effective Date” has the meaning set forth in Section 2.3(c).

“Proposed Forecast” has the meaning set forth in Section 5.2(c).

“Proposed Equity Tag-Along Sale” means (a) the Transfer of limited liability company interests (expressed as a percentage), other than the Profit Interest, in either Carrizo or Investor LLC, as applicable, to, in the case of Carrizo, any Person other than a wholly owned Subsidiary of COGI, or in the case of Investor LLC, any Person other than an Avista Controlled Entity, in one transaction or a series of related transactions, that constitutes a Transfer of an Indirect Beneficial Ownership Interest in Carrizo’s or Investor LLC’s, as applicable, interests in the Properties that is equal to or greater than the Tag-Along Threshold or (b) a Change of Control, direct or indirect, of Carrizo or Investor LLC, except that any such Change of Control that occurs as a result of a Change of Control of COGI will not constitute a Proposed Equity Tag-Along Sale, and Investor LLC will have no right to participate in any such Change of Control pursuant to Section 4.3(b) or otherwise.

“Proposed Property Tag-Along Sale” has the meaning set forth in Section 4.3(a)(i).

“Proposing Party” has the meaning set forth in Section 5.2(b).

“Prospect” has the meaning set forth in the Operating Agreement.

“Qualifying Equity Interests” has the meaning set forth in Section 4.2(b).

“Qualifying Equity Transfer” has the meaning set forth in Section 4.2(b).

“Selling Member” has the meaning set forth in Section 4.2(b).

“Subsequent Exclusive Operation” has the meaning set forth in the Operating Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Tag-Along Threshold” means, with respect to Carrizo or Investor LLC, (a) 10% of such Party’s interest in the proved reserves (based on the most recent independent reserve report) in the Properties, (b) 10% of the aggregate acquisition cost of such Party’s net mineral leasehold interests in the Properties or (c) 10% of such Party’s book value in the Joint Properties.

“Taxes” means all income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any Governmental Authority, including any interest, penalties, or additional amounts that may be imposed with respect thereto.

“Transaction Documents” means this Agreement, the Operating Agreement, the Investor LLC Agreement and the Management Services Agreement.

“Transfer” means any sale, assignment, conveyance, transfer or other disposition, voluntary or involuntary, by operation of law (including without limitation by merger or other business combination transaction) or otherwise; provided that unless otherwise specified herein, a Party’s entry into a Permitted Pledge shall not constitute a Transfer.  When used as a verb, the term “Transfer” shall have a correlative meaning.

“Transfer Taxes” means any Transfer, documentary, sales, use, registration, value-added, and other similar Taxes, including interest, fines, penalties or additional amounts which may be imposed with respect thereto, incurred in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

“Voting Securities” means any securities which at present or upon conversion entitle the owner or holder thereof to vote for the election of directors of the entity who issued such securities or, with respect to unincorporated entities, Persons exercising similar functions.

“Work Program and Budget” has the meaning set forth in the Operating Agreement.

ARTICLE 2

DEDICATIONS; EXPENSE ALLOCATION;
INTEREST TRANSFERS; JOINT MARKETING

2.1 Dedication of Oil and Gas Interests.

(a) The Carrizo Parties hereby dedicate, for the joint benefit of Carrizo and Investor LLC, (i) 100% of their interests in and to the properties described on Exhibit 2.1(a), and all of their Oil and Gas Interests associated with such properties (the “Initial Carrizo Assets”), (ii) 100% of their interests in any Oil and Gas Interests within the AMI acquired on or prior to the Effective Date that are not the Initial Carrizo Assets, and (iii) 100% of their interests in the Oil and Gas Interests that the parties to the Operating Agreement agree to acquire pursuant to the Operating Agreement.

(b) Investor LLC hereby dedicates, for the joint benefit of Investor LLC and Carrizo, (i) 100% of its interests in and to the properties described on Exhibit 2.1(b), as well as all of its Oil and Gas Interests associated with such properties, (ii) 100% of its interest in the Oil and Gas Interests acquired in the Designated Area pursuant to the Land Bank Agreement following the Effective Date and (iii) 100% of its interest in the Oil and Gas Interests that the parties to the Operating Agreement agree to acquire pursuant to the Operating Agreement (the “Investor Assets”).  Prior to dedicating any Oil and Gas Interests pursuant to Section 2.1(b)(i)-(ii), Investor LLC will not create or allow to exist any overriding royalty interest, burdens or other obligations with respect to such Oil and Gas Interests other than those existing at the time such Oil and Gas Interests were acquired.

(c) The Parties acknowledge that, following the Effective Date, activities and operations with respect to certain Oil and Gas Interests dedicated pursuant to Sections 2.1(a) and 2.1(b) may constitute Exclusive Operations whereby Carrizo or Investor LLC elect not to participate in such activities or operations in accordance with the Operating Agreement.  In such case, the Parties agree that notwithstanding Sections 2.1(a) and 2.1(b), the Oil and Gas Interests associated with Operations relinquished by Carrizo or Investor LLC pursuant to Exclusive Operations (i) under Article 7.4(B)(1) of the Operating Agreement or as set forth in Section 5.2(b) shall no longer constitute Properties hereunder and (ii) under Article 7.4(B)(2), (3) or (4) of the Operating Agreement shall not constitute Properties hereunder unless and until the Non-Consenting Party has reinstated its rights pursuant to Article 7.4(C)(2) of the Operating Agreement.

2.2 Capital Commitments

(a) Investor LLC shall fund (i) until the Property Transfer Effective Date, 100% of all expenditures and amounts allocated to or required to be paid by either Investor LLC or Carrizo under the Operating Agreement, and (ii) thereafter, all expenditures and amounts allocated to or required to be paid by Investor LLC under the Operating Agreement, up to the Investor LLC Cap.

(b) From and after the Property Transfer Effective Date, Carrizo shall fund all expenditures and amounts allocated to or required to be paid by it under the Operating Agreement, up to the Carrizo Cap.

(c) From and after the satisfaction of the funding obligations provided for in Sections 2.2(a) and (b) above, Carrizo’s and Investor LLC’s funding obligations shall be governed by the Operating Agreement.  At Carrizo’s election, the funding of expenditures and other amounts provided for in Sections 2.2(a) and (b) above may be accomplished by net cash calls in accordance with the Operating Agreement.

(d) Carrizo may, in its sole discretion, elect from time to time to fund expenditures or amounts allocated to it under the Operating Agreement prior to the Property Transfer Effective Date in accordance with Article 1.6 of Exhibit D to the Operating Agreement (even though such amounts are required to be funded by Investor LLC pursuant to Section 2.2(a)(i)).  In the event that Carrizo so elects, Investor LLC shall promptly reimburse Carrizo for any such amounts and, upon Carrizo’s receipt of such reimbursements, such amounts will not be aggregated in respect of the Carrizo Cap but shall instead be aggregated in respect of the Investor LLC Cap.

(e) Notwithstanding anything to the contrary herein or in the Operating Agreement, if either Party fails to make any capital commitments as required by Section 2.2(a)(i) or Section 2.2(b), as applicable, and such failure is not cured within ten (10) Business Days of notice provided by the non-defaulting Party, at the option of the non-defaulting Party the provisions in Article 20.3 of the Operating Agreement (regarding the AMI) shall terminate and be of no further effect as between Carrizo and Investor LLC.

2.3 Transfer of Properties Between the Parties.

(a) Until the termination of the Catch-Up Period, record title to the Oil and Gas Interests dedicated pursuant to Sections 2.1(a) and 2.1(b) shall not be Transferred between Carrizo and Investor LLC, and the Carrizo Parties or Investor LLC, as the case may be, will hold record title to the Oil and Gas Interests dedicated by such Party pursuant to Section 2.1 notwithstanding Carrizo’s or Investor LLC’s beneficial ownership interest in such Oil and Gas Interests as set forth below.

(b) The Carrizo Parties and Investor LLC agree and acknowledge that, during the Catch-Up Period, Carrizo shall own and hold an undivided beneficial ownership interest in the Properties, as it may be adjusted from time to time, in the same proportion that the Carrizo Investments bear to the sum of the Avista Investments and the Carrizo Investments, and Investor LLC shall own and hold an undivided beneficial ownership interest in the Properties, as it may be adjusted from time to time, in the same proportion that the Avista Investments bear to the sum of the Avista Investments and the Carrizo Investments.  The Carrizo Parties and Investor LLC further agree and acknowledge that, upon the making of any investment pursuant to the terms hereof during the Catch-Up Period, undivided beneficial ownership interests in the Properties necessary to adjust Carrizo’s and Investor LLC’s beneficial ownership interests in accordance with the preceding sentence shall be simultaneously assigned, transferred and conveyed from Carrizo to Investor LLC or from Investor LLC to Carrizo, as the case may be, automatically and without further act or deed of any such Party.

(c) Effective as of the date that the Catch-Up Period terminates (the “Property Transfer Effective Date”), (i) Carrizo, or in the case Carrizo does not hold record title, the Carrizo Parties, shall assign to Investor LLC, and Investor LLC shall accept from Carrizo or the Carrizo Parties (as the case may be), record title to an undivided 50% interest in the Carrizo Parties’ Oil and Gas Interests dedicated pursuant to Section 2.1(a); and (ii) Investor LLC shall assign to Carrizo, and Carrizo shall accept from Investor LLC, record title to an undivided 50% interest in Investor LLC’s Oil and Gas Interests dedicated pursuant to Section 2.1(b).  As soon as reasonably practicable following the Property Transfer Effective Date, the Carrizo Parties and Investor LLC shall execute and deliver, in recordable form reasonably acceptable to such Parties, conveyances to effect the cross-assignments described in this paragraph.  To the extent the Transfer of any Oil and Gas Interest is subject to a third Person consent or preferential purchase right triggered by the Transfers contemplated hereunder, and consent or waiver is not received, such Party holding record title shall hold the Property for the benefit of such other Party, and the intended Party shall pay all amounts due and be responsible for the performance of all obligations as if record title and beneficial ownership had been held by the intended Party, until such consent is obtained or preferential purchase right waived.

2.4 Joint Marketing.  Notwithstanding anything to the contrary in Article 9 of the Operating Agreement, until the provisions of Section 3.1(a) and 3.1(b) are no longer applicable, Carrizo, in its capacity as Operator under the Operating Agreement, shall use commercially reasonable efforts, and Investor LLC hereby irrevocably designates Carrizo as agent for such purpose, to market on behalf of Investor LLC all of Investor LLC’s Entitlement to Hydrocarbons from the Properties, together with Carrizo’s Entitlement to Hydrocarbons from the Properties, as a single stream.  Investor LLC shall not market and shall cause its Affiliates not to market any of its Entitlement without the prior written consent of Carrizo.  Investor LLC acknowledges and agrees that Carrizo does not warrant or guarantee any market or price that it will be able to procure for the Parties’ collective Entitlement.

ARTICLE 3
ALLOCATIONS OF NET CASH FLOW FROM PRODUCTION
AND PROPERTY SALE PROCEEDS

3.1 Allocation of Net Cash Flow From Production.  Within twenty (20) days following the end of each calendar month, Net Cash Flow From Production shall be allocated between Investor LLC and Carrizo as follows:

(a) the Investor Equalization Share thereof to Investor LLC, and the Carrizo Equalization Share thereof to Carrizo, until the Avista Allocation Threshold is reached;

(b) thereafter, 100% to Carrizo, until the Carrizo Allocation Threshold is reached; and

(c) thereafter, with respect to each Operation from which such Net Cash Flow From Production arises, in accordance with their respective Participation Interests in that Operation.

3.2 Allocation of Proceeds from Property Dispositions.  Except as provided in Section 3.3, proceeds received in the preceding calendar month from the Transfer of any Oil and Gas Interest in the Properties shall be allocated at the same time as allocations are being made pursuant to Section 3.1, except that proceeds from a single Property Transfer in excess of One Million Dollars ($1,000,000) shall be allocated promptly after receipt thereof, in either case, between Investor LLC and Carrizo as follows:

(a) the Investor Equalization Share thereof to Investor LLC and the Carrizo Equalization Share thereof to Carrizo, until the Avista Allocation Threshold is reached;

(b) thereafter, 100% to Carrizo, until the Carrizo Allocation Threshold is reached; and

(c) thereafter, in accordance with the Parties’ respective Participation Interests in the Oil and Gas Interests disposed of.

3.3 Special Allocation of Proceeds from Certain Property Dispositions.  Proceeds from any Transfer of Oil and Gas Interests in the Properties (i) by Carrizo to a wholly owned Subsidiary of COGI, (ii) by Avista to an Avista Controlled Entity in accordance with Section 4.1(b), (iii) attributable to Operations relinquished by Carrizo or Investor LLC pursuant to Exclusive Operations under Article 7.4(B)(1) of the Operating Agreement or as set forth in Section 5.2(b) or (iv) effected pursuant to Sections 4.2(a), 4.3(a)(v) or 4.3(b), shall not be subject to Section 3.2 and shall be allocated 100% to the Transferring Party.  Proceeds from any Transfer of Oil and Gas Interests in Properties pursuant to which Exclusive Operations were conducted by a Party in which the other Party did not participate pursuant to Article 7.4(B)(2), (3) or (4) of the Operating Agreement shall be allocated 100% to the Party participating in such Exclusive Operations to the extent required to terminate the relinquishment of the Non-Consenting Party’s rights in the affected Property or Properties pursuant to Article 7.4(C)(2) of the Operating Agreement and shall not be subject to Section 3.2; provided, if such allocation results in termination of such relinquishment, any remaining proceeds shall be allocated to the Parties as otherwise contemplated by Section 3.2,

3.4 Coordination With Operating Agreement.  Nothing in this Article 3 shall change or affect any Party’s obligation to pay its proportionate share of all costs and liabilities incurred in Operations on or in connection with the Properties, as its share thereof is set forth in the Operating Agreement, remaining subject, however, to modifications under Section 2.2.

ARTICLE 4
TRANSFER OF OIL AND GAS INTERESTS IN PROPERTIES

4.1 Prohibition on Certain Transfers.

(a) During the Catch-Up Period, Carrizo may not Transfer any of its interest in the Properties dedicated pursuant to Section 2.1 to any Person without the prior written consent of Investor LLC, except to any wholly owned Subsidiary of COGI or any Permitted Pledge Transfer.  Following the Catch-Up Period, Transfers by Carrizo shall be subject to Sections 4.2(a) and 4.3(a), except for Transfers to any wholly owned Subsidiary of COGI or in the case of a Permitted Pledge Transfer.  Transfers of limited liability company interests in Carrizo and other transactions that constitute a Proposed Equity Tag-Along Sale shall be subject to Section 4.2(b) or Section 4.3(b), as applicable.

(b) During the Catch-Up Period, Investor LLC may not Transfer any of its interest in the Properties dedicated pursuant to Section 2.1 to any Person without the prior written consent of the Carrizo Parties, except in the case of a Permitted Pledge Transfer.  Without the prior written consent of the Carrizo Parties (which may not be unreasonably withheld), Investor LLC may not Transfer any of its interest in the Properties to any Avista Controlled Entity.  Following the Catch-Up Period, Transfers by Investor LLC shall be subject to Sections 4.2(a) and 4.3(a), except for Transfers to any Avista Controlled Entity with the prior written consent of the Carrizo Parties (which may not be unreasonably withheld) or any Permitted Pledge Transfer.  Transfers of limited liability company interests in Investor LLC and other transactions that constitute a Proposed Equity Tag-Along Sale shall be subject to Section 4.2(b) or Section 4.3(b), as applicable.

(c) Prior to the Property Transfer Effective Date, any encumbrance or security interest created by the Carrizo Parties or Investor LLC in the Properties (including any Permitted Pledge) shall provide that the lienholder’s rights are expressly subordinated to the beneficial interest of the Carrizo Parties or Investor LLC, as the case may be, in the Properties as set forth in Section 2.3(b).  Promptly following receipt, the Carrizo Parties shall provide Investor LLC a copy of any notification of default under any agreement governing any material funded debt of Carrizo or any of its Affiliates that are “Restricted Subsidiaries” (as such term may be defined in COGI's senior secured revolving credit facility or other similar commercial financing agreement), the result of which default is to cause, or permit the holder or holders thereof to cause, such debt to be accelerated.  Following Carrizo’s default under the terms of any Permitted Pledge of Carrizo’s interest in the Properties but prior to the secured party’s exercise of remedies with respect to such interest, Carrizo agrees to designate Investor LLC (or its designee) as “co-operator” under the Operating Agreement for any Operations with respect to such Properties.

(d) Notwithstanding any provision of this Agreement to the contrary, any Transfer of a Party’s interest in the Properties (including, for purposes of this Section 4.1(d) only, a Party’s entry into a Permitted Pledge) is subject to the restrictions on Transfer in the event of such Party’s default set forth in Article 8.2(A)(5) of the Operating Agreement.

4.2 Transfers Below the Tag-Along Threshold.

(a) Following termination of the Catch-Up Period, Carrizo and Investor LLC may Transfer their respective interests in the Properties (in a single transaction or series of related transactions) constituting less than the Tag-Along Threshold, subject to applicable preferential purchase rights and other Transfer restrictions set forth in the Operating Agreement; provided that the Parties hereby agree that any exclusion in the Operating Agreement from such preferential purchase rights and other Transfer restrictions with respect to Affiliate transactions shall not apply to Transfers by Carrizo to any Affiliate other than a wholly owned Subsidiary of COGI or by Investor LLC to any of its Affiliates.

(b) In connection with any Transfer of limited liability company interests in Carrizo or Investor LLC (in such capacity, the “Equity ROFR Initiator”) that does not constitute a Proposed Equity Tag-Along Sale (except Transfers to, in the case of Carrizo, any wholly owned Subsidiary of COGI, or in the case of Investor LLC, any Avista Controlled Entity), in one transaction or a series of related transactions (a “Qualifying Equity Transfer”), the other Party shall be entitled to exercise a right of first refusal (the “Equity Purchase Rights”) to purchase the limited liability company interests that are subject to the Qualifying Equity Transfer (the “Qualifying Equity Interests”) in accordance with this Section 4.2(b).  Once the final terms and conditions of a Qualifying Equity Transfer have been fully negotiated, the Person that proposes to Transfer (the “Selling Member”) the Qualifying Equity Interests shall disclose all the final terms and conditions as are relevant to the Equity ROFR Initiator, and the Equity ROFR Initiator shall forward such notice to the Party that has the Equity Purchase Rights hereunder (Carrizo or Investor LLC, as applicable), which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions.  The Party having the Equity Purchase Rights shall have the right to acquire the Qualifying Equity Interests from the Selling Member on the same final terms and conditions as such Selling Member negotiated with the proposed transferee if, within thirty (30) days of the Selling Member’s notice, such Party delivers to the Equity ROFR Initiator a counter-notification that it accepts such terms and conditions without reservations or conditions.  If Carrizo or Investor LLC, as applicable, does not deliver such counter-notification, the Selling Member may complete the Transfer of the Qualifying Equity Interests to the proposed transferee under terms and conditions no more favorable to the Selling Member than those set forth in the notice to the Parties, provided that such Transfer is concluded within one hundred eighty (180) days from the date of the notice.

4.3 Other Transfers.  Preferential purchase rights and other Transfer restrictions set forth in the Operating Agreement and otherwise applicable shall not apply to any Transfer (including indirect Transfers described under Section 4.3(b)) of a Party’s direct or indirect interests in the Properties to any Person (in a single transaction or series of related transactions), if such Oil and Gas Interests equal or exceed the Tag-Along Threshold; provided that any such Transfer not otherwise excepted in this Article IV shall be subject to the restrictions set forth in this Section 4.3:

(a) Tag-Along Rights in Sales of the Properties.

(i) If Carrizo or Investor LLC (such Party, the “Property Tag-Along Initiator”) desires to Transfer all or a part of its interests in the Properties to, in the case of Carrizo, a Person that is not a wholly owned Subsidiary of COGI, or in the case of Investor LLC, any Person, in a single transaction or series of related transactions, equal to or greater than the Tag-Along Threshold (a “Proposed Property Tag-Along Sale”),  then the other Party shall be entitled to exercise tag-along rights to participate in such Proposed Property Tag-Along Sale (in accordance with this Section 4.3(a)) at the same price and on the same terms and conditions as those offered to the Property Tag-Along Initiator (“Property Tag-Along Rights”).

(ii) No later than ten (10) Business Days following the Property Tag-Along Initiator’s receipt of an offer constituting a Proposed Property Tag-Along Sale, the Property Tag-Along Initiator shall deliver a written notice (a “Property Tag-Along Notice”) to the other Party stating that it desires to effect a Proposed Property Tag-Along Sale, which notice shall set forth (A) the identity of the Person (the “Property Offeror”) that desires to acquire the Property Tag-Along Initiator’s interest in the Properties, (B) a summary in reasonable detail of the representations, warranties, covenants, conditions and indemnification proposed by the Offeror, (C) the Property Tag-Along Initiator’s interest in the Properties (the “Offered Property Interest”) that the Property Offeror proposes to acquire (expressed as a percentage of all of the Property Tag-Along Initiator’s interest of such type in the Properties), (D) the proposed total purchase price for the Offered Property Interest and (E) any other material terms governing the offer.

(iii) Within twenty (20) Business Days of its receipt of a Property Tag-Along Notice, Carrizo or Investor LLC, as applicable, shall have the right, but not the obligation, to elect, by written notice to the Property Tag-Along Initiator, to include a portion of its interest in the Properties constituting the same type of interest as the Offered Interest in the Proposed Property Tag-Along Sale (expressed as a percentage of all of such Party’s interest of such type in the Properties) that is equal to the product of (x) its Participation Interest in the Properties and (y) the Offered Property Interest (the “Property Tag-Along Interest”).  Such Party’s failure to give unconditional written notice of such election within such period shall be deemed an election by such Party not to exercise its Property Tag-Along Rights.

(iv) If Carrizo or Investor LLC, as applicable, exercises its Property Tag-Along Rights, then both Parties shall participate in the Proposed Property Tag-Along Sale, and the Offered Property Interest shall be reduced to the extent of the Property Tag-Along Interest.

(v) If Carrizo or Investor LLC, as applicable, does not elect to exercise its Property Tag-Along Rights, then the Property Tag-Along Initiator may, for a period of sixty (60) days from the date of the Property Tag-Along Notice, consummate the Proposed Property Tag-Along Sale upon terms and conditions that are no more favorable to the Property Tag-Along Initiator than those set forth in the Property Tag-Along Notice.  Immediately after the closing of the Proposed Property Tag-Along Sale, the Property Tag-Along Initiator shall provide the other Party true and complete copies of all agreements relating to such Transfer.

(vi) In the event that the Property Offeror fails to purchase the Property Tag-Along Interest for which Property Tag-Along Rights have been properly exercised from Carrizo or Investor LLC, as applicable, in accordance with Section 4.3(a)(iv) and the Property Tag-Along Initiator consummates the Proposed Property Tag-Along Sale in violation of this Section 4.3(a), then the Property Tag-Along Initiator shall be required to purchase the other Party’s Property Tag-Along Interest in the Properties in accordance with the provisions of Section 4.3(a)(iv).

(b) Sales of Membership Interests in Carrizo or Investor LLC.  In addition to the Property Tag-Along Rights of Carrizo and Investor LLC described in Section 4.3(a), the limited liability company agreements of Carrizo and Investor LLC shall prohibit Transfers of limited liability company interests in such Party and other transactions that constitute a Proposed Equity Tag-Along Sale, except in accordance with Section 4.2(b) and this Section 4.3(b).

(i) In connection with any Proposed Equity Tag-Along Sale with respect to Carrizo or Investor LLC (in such capacity, the “Equity Tag-Along Initiator”), the other Party shall be entitled to exercise tag-along rights to sell to the proposing acquiror (the “Equity Offeror”) the Equity Tag-Along Interest of its interest in the Properties (the “Equity Tag-Along Rights”) as determined by Section 4.3(b)(iii).

(ii) No later than ten (10) Business Days following the Equity Tag-Along Initiator’s receipt of a notice from one of its members of (x) such member’s intent to Transfer an amount of limited liability company interests in the Equity Tag-Along Initiator constituting a Proposed Equity Tag-Along Sale or (y) any other transaction that may, if consummated, constitute a Proposed Equity Tag-Along Sale, the Equity Tag-Along Initiator shall deliver a written notice (an “Equity Tag-Along Notice”) to Carrizo or Investor LLC, as applicable, stating that a member of the Equity Tag-Along Initiator or one of its Affiliates desires to effect a Proposed Equity Tag-Along Sale, which notice shall set forth (A) the identity of the Equity Offeror, (B) a summary in reasonable detail of the representations, warranties, covenants, conditions and indemnification proposed by the Equity Offeror, (C) the amount of such member’s limited liability company interests in the Equity Tag-Along Initiator (the “Offered Equity Interest”) that the Equity Offeror is willing to acquire, directly or indirectly (expressed as a percentage of all outstanding limited liability company interests in the Equity Tag-Along Initiator), (D) the proposed total purchase price for the Offered Equity Interest and (E) any other material terms governing the offer.

(iii) Within twenty (20) Business Days of its receipt of an Equity Tag-Along Notice, Carrizo or Investor LLC, as applicable, shall have the right, but not the obligation, to elect, by written notice to the Equity Tag-Along Initiator, to require that the Equity Offeror acquire such Party’s Equity Tag-Along Interest in the Properties concurrently with its consummation of the Proposed Equity Tag-Along Sale; provided that in the case of a direct or indirect Change of Control of the Equity Tag-Along Initiator constituting a Proposed Equity Tag-Along Sale under clause (b) of the definition of Proposed Equity Tag-Along Sale, such Party’s Equity Tag-Along Interest shall equal all of its right, title and interest in the Properties.  Such Party’s failure to give unconditional written notice of such election within such period shall be deemed an election by such Party not to exercise its Equity Tag-Along Rights.

(iv) If Carrizo or Investor LLC, as applicable, exercises its Equity Tag-Along Rights, then the Equity Offeror shall be required, as a condition to its acquisition of the Offered Equity Interest, to purchase such Party’s Equity Tag-Along Interest in the Properties for the market value (expressed in U.S. dollars) of such interest, based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

(v) If Carrizo or Investor LLC, as applicable, does not elect to exercise its Equity Tag-Along Rights, then the Equity Offeror may, for a period of sixty (60) days from the date of the Equity Tag-Along Notice, consummate the Proposed Equity Tag-Along Sale upon terms and conditions that are no more favorable to the member of the Equity Tag-Along Initiator selling the Offered Equity Interest than those set forth in the Equity Tag-Along Notice.  Immediately after the closing of the Proposed Equity Tag-Along Sale, the Equity Tag-Along Initiator shall provide Carrizo or Investor LLC, as applicable, true and complete copies of all agreements relating to such Transfer.

(vi) In the event that the Equity Offeror fails to purchase the Equity Tag-Along Interest in the Properties from Carrizo or Investor LLC, as applicable, in accordance with Section 4.3(b)(iv) and the Equity Offeror consummates the Proposed Equity Tag-Along Sale in violation of this Section 4.3(b), then the Equity Tag-Along Initiator shall be required to purchase the other Party’s Equity Tag-Along Interest in the Properties in accordance with the provisions of Section 4.3(b)(iv).

(c) Certain Transfers of Membership Interests and Investor LLC’s Interest in the Properties.  The Parties agree that (a) at the time of the Transfer of all Membership Interests in Investor LLC to an unAffiliated third Person, or (b) the sale of all or substantially all of the assets of Investor LLC to an unAffiliated third Person, Investor LLC may, by written notice delivered no later than simultaneously with the notice required under Section 4.3(a)(ii) or 4.3(b)(ii), as applicable, require, as a condition to any such Transfer and in accordance with Article 4.9(B) of the Operating Agreement, that the Parties jointly operate the Properties by either (x) entering into a mutually acceptable new joint operating agreement or series of joint operating agreements on a well by well or

Prospect area by Prospect area basis, each of which will be based upon the AAPL model form attached hereto as Exhibit 4.3(c) naming Investor LLC as “co-operator” or (y) Carrizo designating Investor LLC (or its designee) as “co-operator” under the Operating Agreement.  The division of rights, duties and responsibilities of the Parties as “co-operator” shall be negotiated in good faith with the goal of developing a mutually satisfactory and workable mechanism by which the Parties shall jointly operate the Properties.  If the Parties are unable to reach mutual agreement on alternative (x) or (y) above, the Parties shall work together in good faith to develop an alternative solution.

ARTICLE 5
OPERATING AGREEMENT AND CERTAIN RESTRICTIONS

5.1 Operations Subject to Laws, Contract and Operating Agreement.  The activities of Carrizo and Investor LLC with respect to the Designated Area shall be conducted subject to applicable Laws and the terms of this Agreement and the Operating Agreement.

5.2 Operating Agreement.  Investor LLC and Carrizo are parties to the Operating Agreement, which governs the Joint Operations with respect to the exploration and development of the Properties.  Notwithstanding any provision of the Operating Agreement to the contrary, Investor LLC and Carrizo agree as follows:

(a) The AMI shall not be reduced to the Prospect areas in accordance with Article 20.3(A) of the Operating Agreement until the first to occur of:  (i) December 31, 2010; (ii) the Minimum Commitment Date; (iii) Carrizo designates Investor LLC (or its designee) as “co-operator” of the Properties pursuant to Section 4.1(c); and (iv) a request by Investor LLC that it (or its designee) be designated as “co-operator” of the Properties pursuant to Section 4.3(c) (such date, the “JOA Trigger Date”).

(b) Until the Minimum Commitment Date, if either Carrizo or Investor LLC is a Non-Consenting Party in a Subsequent Exclusive Operation proposed by the other Party pursuant to Article 7.4(B)(2) of the Operating Agreement (the “Proposing Party”), then the consequence for such Non-Consenting Party’s election not to participate in such Subsequent Exclusive Operation shall not be as set forth in Article 7.4(C)(2)(a) of the Operating Agreement, but shall consist of the following:  (i) the Proposing Party shall designate a Drilling Unit consisting of 320 acres around the proposed location of the wellbore as part of the proposal to conduct such Subsequent Exclusive Operation, and (ii) the Non-Consenting Party shall permanently sell, transfer and convey to the Proposing Party all of such Non-Consenting Party’s Participation Interest within such Drilling Unit at a price equal to the aggregate acquisition cost actually paid by the Non-Consenting Party for its Participation Interest in the Drilling Unit, plus the aggregate amount of all direct costs actually paid by the Non-Consenting Party under the Operating Agreement attributable to the Drilling Unit after the acquisition thereof.  Any Transfer under this Section 5.2(b) will be subject to the preemptive rights, excluding rights otherwise entitled to the Non-Consenting Party, set forth in Article 12.2(G) of the Operating Agreement.

(c) Attached hereto as Exhibit 5.2(c) is a proposed budget for the period from October 1, 2008 through December 31, 2009 (the “Proposed Forecast”).  Until the

Minimum Commitment Date, Carrizo shall not propose any Work Program and Budget  pursuant to Article 6.1(B) of the Operating Agreement that (when added to expenditures proposed under any prior Work Program and Budget) would include expenditures for:

(i) the “G&G” and “drilling and completion” categories that would exceed the total amount shown for each such category for each Prospect area identified in the Proposed Forecast by more than 15% for the period covered by the Proposed Forecast; and

(ii) land acquisitions for the Joint Account that, in the aggregate, exceed the total shown for the “land” category for each Prospect area identified in the Proposed Forecast at price ranges (on a per acre basis) agreed to by the Operating Committee for the period covered by the Proposed Forecast.

(d) Until the Minimum Commitment Date, Carrizo agrees that the aggregate expenditures under each six-month Work Program and Budget it proposes pursuant to Article 6.1(B) of the Operating Agreement, commencing with the Work Program and Budget it proposes for the six-month period that begins October 1, 2009, will not exceed 115% of the aggregate expenditures under the six-month Work Program and Budget proposed by it for the calendar quarter immediately preceding each such proposed Work Program and Budget.

(e) Until the Minimum Commitment Date, with respect to each Prospect for which any drilling Operations are proposed in a Work Program and Budget, the Operating Committee will vote on a well-by-well basis with respect thereto.  Until the Minimum Commitment Date, Investor LLC shall cause each of its representatives on the Operating Committee to vote in favor of any Exploration Well and associated items as proposed by Carrizo in the Work Program and Budget.

(f) Until Investor LLC (or its designee) is designated as “co-operator” of the Properties pursuant to Section 4.1(c) or 4.3(c), any amounts payable to the Operator by Investor LLC in respect of proposals approved by Investor LLC under Article 5.12 of the Operating Agreement (Voting by Notice) that are in excess of the amounts that would otherwise be payable by Investor LLC as contemplated by the Work Program and Budget in effect at such time shall be due by the later of (i) fifteen (15) Business Days from Investor LLC’s approval and (ii) the first Business Day of the Calendar Quarter immediately following such approval notwithstanding any other time limit set forth in Article 1.6 of Exhibit D to the Operating Agreement (Payments and Advances).

(g) The minimum percent of Participating Interest necessary to approve decisions of the Operating Committee shall not be modified as provided in Article 5.9(B) under the Operating Agreement until the JOA Trigger Date.

(h) In the event of a conflict between the provisions of this Agreement and the provisions of the Operating Agreement, the provisions of this Agreement shall prevail.

5.3 Restrictions on Avista’s Investments in the AMI.  Without the prior written consent of COGI, which may not be unreasonably withheld, Avista shall not (and shall cause its controlled Affiliates not to), directly or indirectly, make any controlling investment in any third Person engaged or that engages in the exploration, exploitation or development of Hydrocarbons within the AMI, except as provided in this Agreement and except for such activities that are de minimis or incidental to activities in the AMI other than exploration, exploitation or development of Hydrocarbons.

5.4 Termination of Land Bank Agreement.  Carrizo and Investor LLC hereby agree that the Land Bank Agreement is terminated as of the Execution Date.

ARTICLE 6
INFORMATION RIGHTS

Within forty-five (45) days following each calendar quarter after the Execution Date, Carrizo shall provide Investor LLC with a written report discussing the results of Joint Operations with respect to the Properties that is in substantial compliance with the substantive requirements of Item 303 under Regulation S-K (17 CFR Part 229.310) (but reduced to take into account the matters for which such report will be used).  The Avista Parties shall provide COGI with such information concerning the Avista Parties as COGI may reasonably request in order to timely comply with COGI’s reporting obligations under the Securities Exchange Act of 1934, as amended, or COGI’s disclosure obligations with respect to any registration statement it files under the Securities Act of 1933, as amended.

ARTICLE 7
REPRESENTATIONS

7.1 Representations and Warranties of the Carrizo Parties.  The Carrizo Parties hereby represent and warrant to the Avista Parties as of the Execution Date that:

(a) Ownership of Carrizo.  COGI owns, directly or indirectly, all of the issued and outstanding securities of Carrizo.

(b) Organization and Good Standing.  Each of the Carrizo Parties is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither of the Carrizo Parties is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational, charter or equivalent documents. Each of the Carrizo Parties is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a material and adverse affect on the ability of such Carrizo Party to perform its obligations under this Agreement.

(c) Authorization of Agreement.  Each of the Carrizo Parties has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by each of the Carrizo Parties and the consummation by such Carrizo Party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Carrizo Party and no further action is required by such Carrizo Party, its board of directors or other governing body or shareholders, members or partners in connection herewith.  This Agreement has been duly executed by each Carrizo Party and, when executed and delivered by the Avista Parties in accordance with the terms hereof, will constitute the valid and binding obligation of such Carrizo Party, enforceable against such Carrizo Party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  COGI has delivered to Avista a certified copy of resolutions of COGI’s Board of Directors approving the transactions contemplated by this Agreement and authorizing COGI to fund Carrizo to meet its commitments hereunder.

(d) No Violation.  The execution, delivery and performance of this Agreement by the Carrizo Parties and the consummation by the Carrizo Parties of the transactions contemplated hereby do not (i) conflict with or violate any provision of either of the Carrizo Parties’ certificate or articles of incorporation, bylaws or other organizational, charter or equivalent documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or instrument (evidencing a Carrizo Party’s debt or otherwise) or other understanding to which either of the Carrizo Parties is a party or by which any property or asset of either Carrizo Party is bound or affected, or (iii) subject to any approvals which are expressly required under the terms of any applicable Law, in order to consummate the transactions contemplated by this Agreement, result in a violation of any Law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which either Carrizo Party is subject; except in the case of each of clauses (ii) and (iii), such as would not, individually or in the aggregate, reasonably be expected to have a material and adverse affect on the ability of either Carrizo Party to perform its obligations under this Agreement.

(e) Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Carrizo Parties.

(f) All AMI Oil and Gas Interests.  The Oil and Gas Interests described in Exhibit 2.1(a) comprise all of the Carrizo Parties’ Oil and Gas Interests within the AMI through July 31, 2008.

7.2 Representations and Warranties of the Avista Parties.  The Avista Parties represent and warrant to the Carrizo Parties as of the date of the Execution Date that:

(a) Ownership of Investor LLC.  Avista owns, directly or indirectly, all of the issued and outstanding securities of ACP II; Avista Offshore owns, directly or indirectly, all of the issued and outstanding securities of ACP II Offshore; and except for the Profit Interest, ACP II and ACP II Offshore own all of the issued and outstanding securities of Investor LLC.  Avista GP is the sole general partner of and controls each of Avista and Avista Offshore.

(b) Organization and Good Standing.  Each of the Avista Parties is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither of the Avista Parties is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational, charter or equivalent documents. Each of the Avista Parties is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a material and adverse affect on the ability of such Avista Party to perform its obligations under this Agreement.

(c) Authorization of Agreement.  Each of the Avista Parties has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by each of the Avista Parties and the consummation by such Avista Party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Avista Party and no further action is required by such Avista Party, its board of directors or other governing body or shareholders, members or partners in connection herewith.  This Agreement has been duly executed by each Avista Party and, when executed and delivered by the Carrizo Parties in accordance with the terms hereof, will constitute the valid and binding obligation of such Avista Party, enforceable against such Avista Party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Avista Parties have delivered to COGI a certified copy of minutes from a meeting of the Investment Committee of Avista and Avista Offshore, approving the transactions contemplated by this Agreement and authorizing Avista and Avista Offshore to fund Investor LLC to meet its commitments hereunder.

(d) No Violation.  The execution, delivery and performance of this Agreement by the Avista Parties and the consummation by the Avista Parties of the transactions contemplated hereby do not (i) conflict with or violate any provision of either of the Avista Parties’ certificate or articles of incorporation, bylaws or other organizational, charter or equivalent documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or instrument (evidencing a Avista Party’s debt or otherwise) or other understanding to which either of the Avista Parties is a party or by which any property or asset of either Avista Party is bound or affected, or (iii) subject to any approvals which are expressly required under the terms of any applicable Law, in order to consummate the transactions contemplated by this Agreement, result in a violation of any Law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which either Avista Party is subject; except in the case of each of clauses (ii) and (iii), such as would not, individually or in the aggregate, reasonably be expected to have a material and adverse affect on the ability of either Avista Party to perform its obligations under this Agreement.

(e) Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Avista Parties.

(f) All AMI Oil and Gas Interests.  The Oil and Gas Interests described in Exhibit 2.1(b) comprise all of Investor LLC’s Oil and Gas Interests within the AMI as of the Execution Date.

7.3 Disclaimer of Other Representations.  Except for the representations and warranties set forth in Sections 7.1 and 7.2 hereof or representations and warranties expressly set forth in any of the other Transaction Documents, the Carrizo Parties and the Avista Parties make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including any representation or warranty as to (a) title, (b) merchantability of all or any part of the Properties dedicated or Transferred hereunder, (c) fitness for all or any part of the Properties for any particular purpose, or (d) conformity of all or any part of the Properties dedicated or Transferred hereunder to models or samples of materials.  Except as set forth in Sections 7.1 and 7.2, the Carrizo Parties and the Avista Parties make no warranty or representation, express, implied, statutory, or otherwise, as to the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to the other Parties in connection with the Properties dedicated or transferred hereunder, including any description of the Properties dedicated or transferred hereunder, pricing assumptions, or quality or quantity of Hydrocarbon reserves (if any) attributable to the Properties dedicated or Transferred hereunder, or the ability or potential of the properties dedicated or Transferred hereunder to produce Hydrocarbons.

ARTICLE 8
RELATIONSHIP OF THE PARTIES

8.1 Independent Co-Owners.  Except as provided in Exhibit 8.1, it is not the intention of the Parties to create, nor shall this Agreement be construed as creating a relationship of partnership, association, principal and agent, joint venture or a mining or other association, or otherwise render the Parties liable as partners.  The liability of the Parties hereto shall be several and not joint or collective.

8.2 Right of Competition.  Except as expressly set forth in Sections 5.3 and the Operating Agreement, nothing in this Agreement shall preclude any Party, or its Affiliates, from engaging in any business or purchasing any property of any sort whatsoever, whether or not in competition with Operations under this Agreement, without consulting the other Party or inviting or allowing the other Party to participate therein, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply.  Except as expressly set forth in the Transaction Documents, no Carrizo Party shall have any duty, including any fiduciary duty, to any Avista Party, and vice versa.

ARTICLE 9
GOVERNING LAW; DISPUTE
RESOLUTION AND LIMITATION OF LIABILITY

9.1 Governing Law.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, USA without regard to principles of conflicts of Laws.

9.2 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be mediated by a mutually acceptable mediator, which shall commence within thirty (30) days after written notice by one Party to the other demanding mediation.  No Party may unreasonably withhold consent to the selection of a mediator.  The mediation shall be held in Honolulu, Hawaii.  The Carrizo Parties and the Avista Parties shall share the costs of the mediation equally, except that each Party shall bear its own costs and expenses, including attorneys’ fees, witness fees, travel expenses and preparation costs.

(b) If the Parties are unable to resolve such dispute, controversy or claim pursuant to the provisions in Section 9.2(a) within thirty (30) days after the commencement of such mediation, a Party may seek relief from a court of competent jurisdiction.  The Parties hereby irrevocably submit to the exclusive jurisdiction of the state courts of Texas located in Houston, Texas or the federal courts of the United States of America located in Houston, Texas and appropriate appellate courts therefrom, and each Party hereby irrevocably agrees that all claims in respect of such dispute, controversy or claim may be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Laws, any objection which they may now or hereafter have to the laying of venue of any such dispute, controversy or claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute, controversy or claim. Each of the Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

9.3 Actual Damages.  No Party shall be liable or have any responsibility to any other Party for any indirect, special, consequential or punitive damages including lost earnings or profits.  Such limitation on liability shall apply to any claim or action, whether it is based in whole or in part on contract, negligence, strict liability, tort, statute or any other theory of liability.

ARTICLE 10
MISCELLANEOUS

10.1 Counterparts.  This Agreement may be executed in counterparts, and by different Parties in separate counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute one agreement.

10.2 Notice.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to either of the Avista Parties:	If to either of the Carrizo Parties:

ACP II Marcellus LLC	Carrizo Oil & Gas, Inc.
1000 Louisiana, Suite 1200	1000 Louisiana St., Suite 1500
Houston, Texas 77002	Houston, Texas 77002
Telephone: 713-328-1085	Telephone: 713-328-1073
Fax: 713-328-1097	Fax: 713-328-1060
Attn.: Robert Cabes	Attn.: Gerry Morton

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.3 Expenses.  Each Party shall pay its own legal fees and other costs and expenses incurred by it in connection with the negotiation, execution and delivery of this Agreement and the Operating Agreement.

10.4 Transfer Taxes.  All Transfer Taxes payable with respect to the Properties, including those that may be incurred in connection with the Property Transfers contemplated by

Section 2.3(c) hereof, shall be considered a joint interest expense and allocated in accordance with the Operating Agreement.

10.5 Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

10.6 Waivers.  Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may only be waived in writing in an instrument specifically identified as a waiver and signed by the Party to whom such compliance is owed.  No waiver of, or consent to a change in, any provision of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, any other provisions hereof, nor shall such waiver constitute a continuing waiver unless expressly provided in the waiver.

10.7 Assignment.  Except for assignments for the benefit of lenders in connection with commercial financing activities (in which case the assigning Party shall not be relieved of its obligations hereunder) and as provided in Article 4, no Party may assign all or any part of its rights and obligations under this Agreement without the prior written approval of each other Party.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.8 Amendment.  This Agreement may be amended or modified only by an agreement in writing executed by all Parties expressly identifying it as an amendment or modification hereof.

10.9 No Third Person Beneficiaries.  Nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy, or right of any kind.

10.10 Entire Agreement.  This Agreement and the Operating Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties with respect thereto.

10.11 Term.  This Agreement is effective as of the Effective Date and shall continue in effect until the Operating Agreement terminates, at which time this Agreement shall terminate except as to rights and obligations previously accrued.

10.12 Survival.  Articles 8 and 9 and Sections 10.2, 10.3, 10.12 and 10.13 shall survive the termination of this Agreement.

10.13 References and Construction.  In this Agreement:

(a) References to any gender includes a reference to all other genders;

(b) References to the singular includes the plural, and vice versa;

(c) Reference to any Article or Section means an Article or Section of this Agreement;

(d) Reference to any Exhibit means an Exhibit to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f) “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense;

(g) “Or” is not exclusive unless the context requires otherwise;

(h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement; and

(i) Capitalized terms used in this Agreement that are not otherwise defined are used with the respective meanings given thereto in the Operating Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the Execution Date and effective as of the Effective Date.

ACP II MARCELLUS LLC	CARRIZO OIL & GAS, INC.

By: ACP II AMS LP,
its Manager	By: /s/ S.P. Johnson, IV
Name: S.P. Johnson, IV
By: Avista Capital Partners II, L.P.,	Title: President and Chief Executive
its General Partner	Officer

By: Avista Capital Partners II GP, LLC	CARRIZO (MARCELLUS) LLC
its General Partner

By: /s/ Robert L. Cabes, Jr.	By: /s/ S.P. Johnson, IV
Name: Robert L. Cabes, Jr.	Name: S.P. Johnson, IV
Title: Partner	Title: President and Chief Executive
Officer
AVISTA CAPITAL PARTNERS II, L.P.

By: Avista Capital Partners II GP, LLC,
its General Partner

By: /s/ Robert L. Cabes, Jr.
Name: Robert L. Cabes, Jr.
Title: Partner

[Signature Page to the Participation Agreement]

Exhibit 2.1(a)

Properties Dedicated by the Carrizo Parties

[See Attached]

Exhibit 2.1(a)

Exhibit 2.1(b)

Properties Dedicated by Investor LLC

[See Attached]

Exhibit 2.1(b)

Exhibit 4.3(c)

AAPL Form 610 U.S. Onshore Model Form Operating Agreement (1989)

[See Attached]

Exhibit 4.3(c)

Exhibit 5.2(c)

Proposed Forecast Expenditures through December 31, 2009

[See Attached]

Exhibit 5.2(c)

Exhibit 8.1

Tax and Ownership Interest Adjustment Provisions

[See Attached]

Exhibit 8.1